QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-128123

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated September 13, 2005)

7,000,000 SHARES

Common Stock

We are offering 7,000,000 shares of our common stock to 14 institutional investors. Under the terms of the purchase agreements between the investors and us, we negotiated the purchase price for these shares of common stock at an aggregate price of $70,700,000, at $10.10 per share. We expect this transaction to close on or about the date of this filing. Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "FLE." On November 17, 2005 the last reported sales price of our common stock on the New York Stock Exchange was $10.69 per share.

Before you invest, you should carefully read this prospectus supplement, the related prospectus and all information incorporated by reference therein. These documents contain information you should consider when making your investment decision.

Investing in our common stock involves a high degree of risk. See "risk factors" beginning on page S-1 of this prospectus supplement, as well as the business risks addressed in the documents incorporated by reference into the prospectus, to read about factors you should consider before buying shares of our common stock.

Lehman Brothers Inc. has agreed to act as placement agent for the sale of up to 7,000,000 of our shares of our common stock. The placement agent is not required to sell any specific number or dollar amount of shares of our common stock, but will use its best efforts to arrange for the sale of all 7,000,000 of shares of our common stock offered.

	Per Share	Total
Public offering price	$10.10	$70,700,000
Placement agent fee		$3,888,500
Proceeds to Fleetwood Enterprises, Inc. (before expenses)		$66,811,500

        Delivery of the ordinary shares to purchasers will be made on or about November 21, 2005.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS AS PLACEMENT AGENT

The date of this prospectus supplement is November 18, 2005.

i

General

        This prospectus supplement is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer up to $125,000,000 of the following types of securities:

    •
    our debt securities;

    •
    our preferred stock;

    •
    our common stock;

    •
    warrants entitling holders to purchase our common stock, preferred stock or debt securities; and

    •
    rights entitling holders to purchase our common stock.

        This prospectus supplement provides specific information about the offering of 7,000,000 shares of our common stock under the shelf registration statement. You should read carefully this prospectus supplement, the prospectus and the information that we incorporate by reference into those documents. In case there are any differences or inconsistencies between this prospectus supplement, the prospectus and the information incorporated by reference, you should only rely on the information contained in the document with the latest date. Please refer to the information and documents listed and described under the heading "Where You Can Find More Information" in the prospectus.

        You should rely only on the information provided or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the cover page.

Risk Factors

Risks Relating to Our Business

        If any of the following risks actually occur, they could materially and adversely affect our business, financial condition or operating results.

We have had significant losses in the last five fiscal years, and it is possible that we may not be able to regain profitability in the foreseeable future. This could cause us to limit future capital expenditures and also increase the difficulty of implementing our business and financial strategies or meeting our obligations when due.

        We had net losses totaling $30 million in the first quarter of fiscal year 2006 and losses totaling $161 million, $22 million, $71 million, $162 million, and $284 million for fiscal years 2005, 2004, 2003, 2002 and 2001, respectively. Continued losses may reduce our liquidity and may cause us to reduce our expenditures on capital improvements, machinery and equipment, and research and development. This could have a negative effect on our ability to maintain production schedules, manufacture products of high quality, and develop and manufacture new products that will achieve market acceptance. This could, in turn, have a negative effect on our sales and earnings. If we continue to suffer losses, we could be unable to implement our business and financial strategies or meet our obligations when due. Our losses in recent fiscal years were partially caused by the following conditions:

    •
    reduced demand in the manufactured housing and, during certain periods, recreational vehicle industries;

    •
    low utilization of capacity, particularly in our manufactured housing and towable plants;

    •
    certain wholesale and retail lenders abandoning the manufactured housing market;

    •
    restrictive lending standards in the manufactured housing market by the remaining retail lenders;

    •
    relatively high interest rates for manufactured homes as opposed to site-built homes;

    •
    competition with resellers of repossessed manufactured homes;

    •
    weaker general economic conditions, stock market declines, and diminished consumer confidence;

    •
    excess retail inventories primarily in our recreational vehicle distribution network;

    •
    unforeseen manufacturing complexities resulting from the introduction of new products, primarily in the travel trailer segment; and

    •
    lack of market acceptance of certain new products.

        We cannot assure you that the conditions that have resulted in our substantial losses for the first quarter of fiscal year 2006 and in fiscal years 2001 through 2005 will not continue in the remainder of fiscal 2006 and beyond.

        In addition to the foregoing conditions, the following conditions contributed significantly to our losses:

    •
    charges in fiscal 2001 related to the impairment of goodwill that originated with our acquisitions of retail housing businesses in prior years, some of which have been closed or downsized;

    •
    downsizing initiatives within all our businesses, including asset impairment charges, write downs of idle manufacturing facilities, employee severance payments and plant closing costs; and

    •
    impairment charges in fiscal 2005 related to the decision to exit the retail and financial services businesses, which are presented as discontinued operations in our financial statements.

We may be unable to comply in the future with financial covenants contained in our senior secured credit facility, which could result in a default under our debt obligations, and our lenders could accelerate the timing of our debt repayments or take other actions which could restrict our ability to operate.

        In May 2004, we announced the early renewal and extension of our senior secured credit facility with Bank of America. We were required to amend the facility in March 2005 and reset a financial covenant in order to avoid a covenant breach. We reset the covenant again in November 2005, to reflect recent operating results. If our liquidity and our operating results deteriorate significantly due to business or economic conditions, we may breach the covenants under the amended and restated facility dated July 1, 2005, resulting in a default. In addition, prior to paying off and terminating the Greenwich Capital warehouse line in July 2005 in connection with our exit from the consumer finance business, we were required to amend the line in order to prevent a covenant default relating to HomeOne Credit Corp.

        Under the senior secured credit facility agreement, as amended, we are not subject to a financial performance covenant except in the event that our average monthly liquidity, defined as cash, cash equivalents and unused borrowing capacity, falls below $90 million on a consolidated basis or $60 million within the borrowing subsidiaries. Under these circumstances, we are required to meet a designated cumulative EBITDA requirement that has been restated to reflect our current outlook for earnings. If we fail to meet the average monthly liquidity requirement, it is presently likely that we would be able to satisfy the newly restated cumulative EBITDA requirement. However, any breach of this covenant could result in a default under the facility. In the event of a future default under our debt obligations, we cannot be certain that our lenders will agree to forebear from enforcing any remedies otherwise available to them or that they will grant us further waivers or amend our covenants.

        Our credit facility ranks senior to our 5% convertible senior subordinated debentures and our 6% convertible subordinated debentures. Our credit facility is secured by substantially all of our assets, except for the cash value of our Company-owned life insurance and certain fixed assets, including some of our real property. Upon the occurrence of an event of default, our lenders could elect to declare all amounts outstanding under the facility, together with accrued interest, to be immediately due and payable. If we were unable to repay all outstanding balances, the lenders could proceed against our assets, and any proceeds realized upon the sale of assets would be used first to satisfy all amounts outstanding under our senior debt and, thereafter, any of our other liabilities, including liabilities relating to our convertible securities. In addition, we may be prevented from borrowing additional amounts from new sources of credit.

        Lender actions in the event of default might:

    •
    restrict our investment in working capital and capital expenditures;

    •
    limit our ability to react to changes in market conditions due to a lack of resources to develop new products;

    •
    hamper the marketing of our products due to a lack of funds to support advertising expenditures;

    •
    increase our risk of not surviving an extended downturn in our businesses compared to other competitors whose capital structures are less highly leveraged;

    •
    restrict our ability to merge, acquire or sell properties; and

    •
    cause us to seek protection from our creditors through bankruptcy proceedings or otherwise.

Reduced availability of financing for our retailers or retail customers, particularly in our manufactured housing business, could continue to affect our sales volume.

        Our dealers, as well as retail buyers of our products, generally secure financing from third party lenders, which, in the case of manufactured housing, have been negatively affected by adverse loan experiences. For example, Conseco, Associates, Chase and GreenPoint, which had been very important lenders for customers of our dealers in the 1990s, have withdrawn from the manufactured housing finance business. Reduced availability of such financing and higher interest rates are currently having an adverse effect on the manufactured housing business and our housing sales. If third party financing were to become unavailable or were to be further restricted, this could have a material adverse effect on our results of operations. Availability of financing is dependent on the lending practices of financial institutions, financial markets, governmental policies and economic conditions, all of which are largely beyond our control. For example, floorplan lenders have tightened credit availability, Conseco and Deutsche have exited that business in the manufactured housing industry and Transamerica and Bombardier's manufactured housing wholesale finance businesses have been acquired by General Electric Corp. In addition, quasi-governmental agencies such as Fannie Mae and Freddie Mac, which are important purchasers of loans from financial institutions, have tightened standards relating to the manufactured housing loans that they will buy. Most states classify manufactured homes as personal property rather than real property for purposes of taxation and lien perfection. Interest rates for manufactured homes are generally higher and the terms of the loans shorter than for site-built homes. In the current environment, financing for the purchase of manufactured homes is often more difficult to obtain than conventional home mortgages. There can be no assurance that affordable wholesale or retail financing for either manufactured homes or recreational vehicles will continue to be available on a widespread basis.

Our repurchase agreements with floorplan lenders could result in increased costs.

        In accordance with customary practice in the manufactured housing and recreational vehicle industries, we enter into repurchase agreements with various financial institutions pursuant to which we agree, in the event of a default by an independent retailer in its obligation to these credit sources, to repurchase product at declining prices over the term of the agreements, typically 12, 18 or 24 months. The difference between the gross repurchase price and the price at which the repurchased product can then be resold, which is typically at a discount to the original sale price, represents a financial expense to us. Thus, if we were obligated to repurchase a large number of manufactured homes or recreational vehicles in the future, this would increase our costs, which could have a negative effect on our earnings. Tightened credit standards by lenders and more aggressive attempts to accelerate collection of outstanding accounts with dealers could result in defaults by dealers and consequent repurchase obligations on our part that may be higher than has historically been the case. During the first quarter of fiscal 2006, we repurchased $775,000 of product, incurring a loss upon resale of approximately $253,000, compared to repurchases of $347,000, incurring a loss upon resale of approximately $111,000, during the first quarter of fiscal 2005. During fiscal 2005, we repurchased 85 manufactured homes and 89 recreational vehicles at an aggregate gross purchase price to us of $6.3 million, incurring a loss upon resale of about $1.2 million, compared to repurchases of 76 manufactured homes and 101 recreational vehicles at an aggregate purchase price of $3.7 million, incurring a loss upon resale of about $600,000 during fiscal 2004.

Excess inventories of our products among retailers and repossessions could continue to have a negative effect on our sales volume and profit margins.

        The level of manufactured housing and recreational vehicle retail inventories and the existence of repossessed homes in the market can have a significant impact on manufacturing shipments and operating results, as evidenced in the manufactured housing industry during the past five years. The deterioration in the availability of retail financing has already extended the inventory adjustment period beyond what was originally expected. Competition from repossessed homes has further extended this inventory adjustment period. More liberal lending standards in the past resulted in loans to less-creditworthy customers, many of whom have defaulted on these loans. Lenders are repossessing the customers' homes and reselling them at prices significantly below the retail price of a new home, thereby increasing competition for manufacturers of new homes. This situation was exacerbated by the bankruptcy filings of Oakwood Homes and Conseco in 2003, which led both companies to sell large numbers of repossessed homes for cash at distressed prices at auctions or at wholesale, rather than to attempt to refinance the defaulted loans. These circumstances led to an increase in recent years in the number of available repossessed homes and to a further deterioration in the price of these homes. If this trend continues and the prices for manufactured homes deteriorates further, or if retail demand significantly weakens, the resulting inventory overhang could result in price competition and further pressure on profit margins within the industry and could have an adverse impact on our operating results.

We may not be able to obtain financing in the future, and the terms of any future financings we do obtain may have a negative effect on our ability to execute our business strategy.

        In addition to capital available under the senior secured credit facility, we anticipate that we may be required to seek additional capital in the future, including financing necessary to fund capital expenditure needs in our recreational vehicle business. There can be no assurance that we will be able to obtain future financings on acceptable terms, if at all.

        On July 20, 2005, Standard & Poor's announced that it had lowered our corporate credit rating from BB- to B+, with a negative outlook. At the same time, it lowered its rating on our convertible senior subordinated debentures from B to B-. Standard & Poor's rating for our 6% Convertible Trust Preferred Securities due 2028, which are referred to herein as the "trust preferred," remains at D, because we are currently deferring payment of distributions on the trust preferred, as permitted by its terms. In lowering our corporate credit rating and the rating on our convertible senior subordinated debentures, Standard & Poor's cited our losses from continuing operations in fiscal 2005, but also noted that the expected sale of the assets of our retail business will eliminate the operating losses from that operation, while creating some additional near-term liquidity. Standard & Poor's said the move should also enable our newly configured management team to channel resources into quickly stemming the losses within our historically strong recreational vehicles group, although it indicated that our ratings remain highly vulnerable to further downgrade should these efforts prove more time consuming or costly than expected. Previously, Moody's Investors Services, Inc. announced in November 2001 that it had lowered its rating on our senior implied debt from B1 to B2, and on our then outstanding trust preferred securities from B3 to Caa3, with a negative rating outlook. Accordingly, it is possible that our debt securities may be further downgraded in the future. Such actions, combined with our recent significant losses, could result in any capital that we might need in the future being more expensive or more difficult to raise.

        If we are unable to obtain alternative or additional financing arrangements in the future, or if we cannot obtain financing on acceptable terms, we may not be able to execute our business strategies. Moreover, the terms of any such additional financing may restrict our financial flexibility, including the debt we may incur in the future, or may restrict our ability to manage our business as we had intended.

The recreational vehicle and manufactured housing industries are highly competitive, and some of our competitors have stronger balance sheets and cash flows, as well as greater access to capital, than we do. The relative strength of our competitors could result in decreased sales volume and earnings for us, which could have a material adverse effect on our results of operations and financial condition.

        The manufactured housing industry is highly competitive. As of December 31, 2004, there were approximately 66 manufacturers of homes and fewer than 8,000 retail sales centers. Based on retail sales, the 10 largest manufacturers accounted for approximately 80 percent of the retail manufactured housing market in calendar 2004, including our sales, which represented 17.4 percent of the market. The manufactured housing retail market is much more fragmented.

        Competition with other housing manufacturers on both the wholesale and retail levels is based primarily on price, product features, reputation for service and quality, retail inventory, merchandising, and the terms and availability of wholesale and retail customer financing. Growth in manufacturing capacity during the 1990s increased competition at both the manufacturing and retail levels and resulted in both regional and national competitors increasing their presence in the markets in which we compete. Overproduction of manufactured housing in these regions could lead to greater competition and result in decreased margins, which could have a material adverse effect on our results of operations.

        In addition, manufactured homes compete with new and existing site-built homes, apartments, townhouses and condominiums. The supply of such housing has increased in recent years with the increased availability of construction financing and low-rate mortgage financing, reducing the demand for manufactured homes.

        Manufactured homes also compete with resales of homes that have been repossessed by financial institutions as a result of credit defaults by dealers or customers. Repossession rates for manufactured homes have increased in recent years and there can be no assurance that repossession rates will not continue to increase, thereby adversely affecting our sales volume and profit margins.

        The manufactured housing industry, as well as the site-built housing development industry, has experienced consolidation in recent years, which could result in the emergence of competitors, including developers of site-built homes, that are larger than we are and have greater financial resources than we have. For example, the large conglomerate Berkshire Hathaway has acquired two of our competitors, Clayton Homes and Oakwood Homes. This combination could ultimately strengthen competition in the industry and adversely affect our business.

        The recreational vehicle market is also highly competitive. Sales from the five largest manufacturers represented approximately 70 percent of the retail market in calendar 2004, including our sales, which represented 15.3 percent of the market. Competitive pressures, especially in the entry-level segment of the recreational vehicle market for travel trailers, have resulted in a reduction of profit margins. Sustained increases in competitive pressures could have a material adverse effect on our results of operations. Berkshire Hathaway's recent acquisition of Forest River Inc., a recreational vehicles manufacturer based in Indiana, could cause an increase in competitive pressures. There can be no assurance that existing or new competitors will not develop products that are superior to our recreational vehicles or that achieve better consumer acceptance, thereby adversely affecting our sales volume and profit margins.

        In addition, industry travel trailer retail sales are flat in the first half of calendar 2005 compared to the prior year and indications are that declines for the full 2005 calendar year are likely. Our market share has deteriorated 25.4 percent over this same period, generally as a result of less competitive product offerings that have caused some contraction in our distribution network in certain markets. We have been unable to consistently balance content with value and have often exceeded price points sought by customers. These issues have been compounded by excess capacity, as well as products and floorplans that have been overly complex to manufacture, contributing to additional warranty costs. These factors have adversely affected the strength of our dealer distribution, particularly in the central part of the country. Progress from initiatives to reverse these trends has not materialized as soon as we had expected.

Fuel shortages, or higher prices for fuel, could have a negative effect on sales of recreational vehicles.

        Gasoline or diesel fuel is required for the operation of motor homes and most vehicles used to tow travel trailers and folding trailers. Particularly in view of increased international tensions and increased global demand for oil, there can be no assurance that the supply of these petroleum products will continue uninterrupted, that rationing will not be imposed or that the price of or tax on these petroleum products will not significantly increase in the future. Increases in gasoline prices and speculation about potential fuel shortages have had an unfavorable effect on consumer demand for recreational vehicles from time to time in the past, which then had a material adverse effect on our sales volume, and may do so in the future. Increases in the price of oil also can result in significant increases in the price of many of the components in our products, which may have a negative impact on margins or sales volumes.

Our businesses are cyclical and this can lead to fluctuations in our operating results.

        The industries in which we operate are highly cyclical and there can be substantial fluctuations in our manufacturing shipments, retail sales and operating results, and the results for any prior period may not be indicative of results for any future period. Companies within both the manufactured housing and recreational vehicle industries are subject to volatility in operating results due to external factors such as economic, demographic and political changes. Factors affecting the manufactured housing industry include:

    •
    interest rates and the availability of financing for manufactured housing products;

    •
    defaults by retail customers resulting in repossessions;

    •
    dealers' inventory levels;

    •
    availability of manufactured home sites;

    •
    commodity prices;

    •
    unemployment trends;

    •
    international tensions and hostilities;

    •
    consumer confidence; and

    •
    general economic conditions.

        Factors affecting the recreational vehicle industry include:

    •
    overall consumer confidence and the level of discretionary consumer spending;

    •
    general economic conditions;

    •
    dealers' and manufacturers' inventory levels;

    •
    interest rates;

    •
    international tensions and hostilities;

    •
    unemployment trends;

    •
    fuel availability and prices; and

    •
    commodity prices.

        We cannot provide assurance that the factors that are currently adversely affecting our business will not continue to have an adverse effect beyond the present time.

Our businesses are seasonal, and this leads to fluctuations in sales, production and operating results.

        We have experienced, and expect to continue to experience, significant variability in sales, production and net income as a result of seasonality in our businesses. Demand for manufactured housing and, particularly, recreational vehicles generally declines during the winter season, while sales and profits in both industries are generally highest during the spring and summer months. In addition, unusually severe weather conditions in some markets may delay the timing of purchases and shipments from one quarter to another.

We are currently deferring payment of dividends on the trust preferred and do not pay dividends on our common stock.

        On October 30, 2001, we elected to defer distributions due to be made on November 15, 2001 on the trust preferred, and we have subsequently elected to defer all subsequent quarterly distributions to date. In light of our business environment and recent operating results, we currently anticipate that we will find it prudent to defer distributions on the trust preferred for the foreseeable future, subject to the terms in the governing documents of the trust preferred. We have the option to continue to defer payment of the distributions for a period that extends up to and including the dividend payment due on August 15, 2006. The deferral of distributions on the trust preferred prevents us from declaring or paying any dividends on our common stock during the period of such deferrals. Additionally, even if we choose to resume cash distributions on the trust preferred in the future, we may choose not to pay dividends on our common stock.

We have replaced some of our manufactured housing dealers, and in the past some of our dealers have been acquired. We also sold most of the assets of our retail business. In fiscal 2005, 16 percent of our sales were generated by the Company-owned stores comprised of our retail business, and the sale of this business may lead to a decrease in our sales volume and a loss of market share.

        Our market share in the manufactured housing market, based on unit shipments, declined from 21.6 percent in calendar 1994 to a low of 14.9 percent in calendar 2002 before improving to 17.6 percent in calendar 2004. The reason for this change was, in part, our reduction of the number of independent retail distribution points from approximately 1,800 to 1,200 during the period from January 1994 through April 2005, in order to concentrate on more sophisticated dealers that share our approach towards merchandising and customer satisfaction. We have also, from time to time in the past, lost significant dealers that were acquired by competitors. Such acquisitions can reduce our retail distribution network and market share, as the competitors may choose not to sell our products. Although our market share rose to 17.6 percent in calendar 2004, there can be no assurance that we will be able to maintain our sales volume or market share if we do not adequately replace the volume sold by our former retail stores, which we recently disposed of, or stores operated by dealers which may in the future be acquired by competitors, that may be lost if they cease selling our manufactured homes.

Changes in consumer preferences for our products or our failure to gauge those preferences could lead to reduced sales and additional costs.

        We believe that historical consumer preferences for our products in general, and recreational vehicles in particular, are likely to change over time. We further believe that the introduction of new features, designs and models will be critical to the future success of our recreational vehicle operations. Delays in the introduction of new models or product features, or a lack of market acceptance of new features, designs or models, could have a material adverse effect on our business. For example, we may incur significant additional costs in designing or redesigning models that are not accepted in the marketplace. Products may not be accepted for a number of reasons, including changes in consumer preferences or our failure to properly gauge consumer preferences. We may also experience production difficulties, such as inefficiencies in purchasing and increased labor costs, as we introduce new models. We cannot be certain that new product introductions will not reduce revenues from existing models and adversely affect our results of operations. There can be no assurance that any of these new models or products will be introduced to the market on time or that they will be successful when introduced.

When we introduce new products we may incur expenses that we did not anticipate, such as recall expenses, resulting in reduced earnings.

        The introduction of new products is critical to our future success, particularly in our recreational vehicle business. We have additional costs when we introduce new products, such as initial labor or purchasing inefficiencies, but we may also incur unexpected expenses. For example, we may experience unexpected engineering or design flaws that will force a recall of a new product. In addition, we may make business decisions that include offering incentives to stimulate the sales of products not adequately accepted by the market, or to stimulate sales of older or obsolete products. The costs resulting from these types of problems could be substantial and have a significant adverse effect on our earnings.

If there is a rise in the frequency and size of product liability, warranty and other claims against us, including wrongful death claims, our business, results of operations and financial condition may be harmed.

        We are frequently subject, in the ordinary course of business, to litigation involving products liability and other claims, including wrongful death claims, against us related to personal injury and warranties. We partially self-insure our products liability claims and purchase excess products liability insurance in the commercial insurance market. We cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any increase in the frequency and size of these claims, as compared to our experience in prior years, may cause the premiums that we are required to pay for insurance to rise significantly. It may also increase the amounts we pay in punitive damages, which may not be covered by our insurance.

        Brodhead et al v. Fleetwood Enterprises, Inc. was filed in federal court in the Central District of California on June 22, 2005. The complaint states a claim for damages growing out of certain California statutory claims with respect to alleged defects in roofs made of ABS plastic installed on folding trailers from 1995 through 2003. The plaintiffs recently clarified that the class for which they are seeking certification extends to all owners of Fleetwood folding trailers produced with ABS roofs, as well as any former owners who may have had to pay to have an ABS roof repaired. The subject matter of the claim is similar to a putative class action previously filed in California state court in Griffin et al v. Fleetwood Enterprises,  Inc. et al. The California trial court denied class action certification in the Griffin matter on April 28, 2005, and the plaintiffs have appealed that ruling. It is not possible at this time to properly assess the risk of an adverse verdict or the magnitude of any possible exposure with respect to either of the Brodhead and the Griffin complaints. Fleetwood intends to vigorously defend both matters. We are also presently party to other actions in litigation that the plaintiffs are seeking to have certified as class actions. If any of these actions is decided in a manner adverse to us, the resulting liability may be significant. These factors may have a material adverse effect on our results of operations and financial condition. In addition, if these claims rise to a level of frequency or size that is significantly higher than similar claims made against our competitors, our reputation and business will be harmed.

If we do not successfully upgrade our computer systems, we may lose sales to those of our competitors that have more sophisticated and better integrated systems than we do.

        Some of our computer systems are not as sophisticated as those that are currently available and are not fully integrated. We are in the process of upgrading our computer systems, but we are still in the relatively early stages of this process. Competitors with more sophisticated and fully integrated computer systems may have efficiencies that will lead to lower costs and faster delivery schedules, and that may make it difficult for us to compete with them. We will be required to expend significant resources to fully implement a system suitable for a business as large and complex as ours. It is possible that the cost of building a computer system of this nature will be higher than budgeted, and that the system, when completed, will not perform as originally planned. This would increase our costs and disrupt our business.

The market for our manufactured homes is heavily concentrated in the southern part of the United States, and a continued decline in demand in that area could have a material negative effect on sales.

        The market for our manufactured homes is geographically concentrated, with the top 15 states accounting for over 67 percent of the industry's total retail sales in calendar 2004. The southern and south central United States accounts for a significant portion of our manufactured housing sales. As is the case with our other markets, we have experienced a downturn in economic conditions in these regions, and a continuing downturn in these regions that is worse than that of other regions and could have a disproportionately material adverse effect on our results of operations. There can be no assurance that the demand for manufactured homes will not continue to decline in the southern and south central United States or other areas in which we experience high product sales, and any such decline could have a material adverse effect on our results of operations.

Changes in zoning regulations could affect the number of sites available for our manufactured homes, and zoning regulations could affect the market for our new products, both of which could affect our sales.

        Any limitation on the growth of the number of sites available for manufactured homes, or on the operation of manufactured housing communities, could adversely affect our sales. In addition, new product opportunities that we may wish to pursue for our manufactured housing business could cause us to encounter new zoning regulations and affect the potential market for these new products. Manufactured housing communities and individual home placements are subject to local zoning ordinances and other local regulations relating to utility service and construction of roadways. In the past, there has been resistance by property owners to the adoption of zoning ordinances permitting the location of manufactured homes in residential areas, and we believe that this resistance has adversely affected the growth of the industry. The inability of the manufactured home industry to effect change in these zoning ordinances could have a material adverse effect on our results of operations and we cannot be certain that manufactured homes will receive more widespread acceptance or that additional localities will adopt zoning ordinances permitting the location of manufactured homes.

Increased costs, including costs of component parts and labor costs, potentially impacted by changes in labor rates and practices, could reduce our operating income.

        Our results of operations may be significantly affected by the availability and pricing of manufacturing components and labor, as well as changes in labor rates and practices. Although we attempt to mitigate the effect of any cost escalation in components and labor costs by negotiating with current or new suppliers and by increasing productivity or, where necessary, by increasing the sales prices of our products, we cannot be certain that we will be able to do so without it having an adverse impact on the competitiveness of our products and, therefore, our sales volume. Changes in labor rates and practices, including changes resulting from union activity, could significantly affect our costs and thereby reduce our operating income. If we cannot successfully offset increases in our manufacturing costs, this could have a material adverse impact on our margins, operating income and cash flows. Even if we were able to offset higher manufacturing costs by increasing the sales prices of our products, the realization of any such increases often lags behind the rise in manufacturing costs, especially in our manufactured housing operations, due in part to our commitment to give our retailers price protection with respect to previously placed customer orders.

We depend on a small group of suppliers for some of our components, and the loss of any of these suppliers could affect our ability to obtain components at competitive prices, which would decrease our sales or earnings.

        Most recreational vehicle and manufactured home commodity components are readily available from a variety of sources. However, a few proprietary or specialty components are produced by a small group of quality suppliers that have the capacity to support our requirements on a national basis. Primarily, this situation occurs in the case of motor home chassis, where Spartan and Freightliner supply diesel powered chassis and Workhorse Custom Chassis and Ford Motor Company are the dominant suppliers of Class A gas chassis and Ford Motor Company is the dominant supplier of

Class C chassis. Shortages, production delays or work stoppages by the employees of such suppliers could have a material adverse effect on our sales. If we cannot obtain an adequate chassis supply, this could result in a decrease in our sales and earnings.

The market price of our common stock has been volatile, and may decline again in the future.

        The market price of our common stock has fluctuated significantly in recent years and generally declined, from a closing price of $45.04 per share on March 6, 1998, to a low of $2.57 per share on August 9, 2002. The market price of our common stock may continue to fluctuate as a result of a number of factors, including:

    •
    actual and anticipated variations in our operating results;

    •
    general economic and market conditions;

    •
    interest rates;

    •
    general conditions, including changes in demand, in the manufactured housing and recreational vehicle industries;

    •
    future issuances of our common stock, including issuances of common stock in connection with financing activities, conversion of the trust preferred, the Debentures or the existing convertible senior subordinated debentures, or upon exercise of stock options, any of which could have a dilutive effect on our earnings per share and otherwise cause the market price of our common stock to decline;

    •
    perceptions of the strengths and weaknesses of the manufactured housing and recreational vehicle industries;

    •
    our ability to pay principal and interest on our debt when due;

    •
    developments in our relationships with our lenders, customers, and/or suppliers;

    •
    announcements of alliances, mergers or other relationships by or among our competitors and/or our suppliers and customers;

    •
    announcements and the introduction of new products and models by us or our competitors and the success or failure of these new products and models;

    •
    developments related to regulations, including zoning regulations;

    •
    further downgrades of our corporate credit ratings of our senior implied debt or of specific securities; and

    •
    changes in senior management.

        In addition, in recent years the stock market in general has experienced extreme price and volume fluctuations that have affected the manufactured housing and recreational vehicle industries and that may be unrelated to the operating performance of the companies within these industries. These broad market fluctuations may also adversely affect the market price of our common stock.

Amendments of the regulations governing our businesses could have a material impact on our operations.

        Both our recreational vehicle and manufactured housing businesses are subject to extensive federal and state regulations, including construction and safety standards for manufactured homes and safety and consumer protection laws relating to recreational vehicles. Amendments to any of these regulations and the implementation of new regulations could significantly increase the costs of manufacturing, purchasing, operating or selling our products and could have a material adverse effect on our results of operations.

        Our failure to comply with present or future regulations could result in fines, potential civil and criminal liability, suspension of sales or production, or cessation of operations. In addition, a major product recall could have a material adverse effect on our results of operations.

        Certain U.S. tax laws currently afford favorable tax treatment for the purchase and sale of recreational vehicles that are used as the equivalent of second homes. These laws and regulations have historically been amended frequently, and it is likely that further amendments and additional regulations will be applicable to us and our products in the future. Amendments to these laws and regulations and the implementation of new regulations could have a material adverse effect on our results of operations.

        Our operations are subject to a variety of Federal and state environmental regulations relating to noise pollution and the use, generation, storage, treatment, emission and disposal of hazardous materials and wastes. Although we believe that we are currently in material compliance with applicable environmental regulations, our failure to comply with present or future regulations could result in fines, potential civil and criminal liability, suspension of production or operations, alterations to the manufacturing process, costly cleanup or capital expenditures.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have an adverse effect on our business and stock price.

        Section 404 of the Sarbanes-Oxley Act requires us to evaluate annually the effectiveness of our internal controls over financial reporting as of the end of each fiscal year and to include a management report assessing the effectiveness of our internal controls over financial reporting in our annual report on Form 10-K. Section 404 also requires our independent registered public accounting firm to attest to, and report on, management's assessment of our internal controls over financial reporting. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we cannot assure you that we will be able to conclude in the future that we have effective internal controls over financial reporting in accordance with Section 404. If we fail to maintain a system of effective internal controls, it could have an adverse effect on our business and stock price.

Market for Our Common Stock

        On November 17, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $10.69 per share. Our common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "FLE."

        As of November 14, 2005, and before the issuance of the 7,000,000 shares pursuant to this prospectus supplement, we had outstanding:

    •
    56,505,515 shares of common stock (as well as the same number of "rights" to purchase junior participating preferred shares under the terms of our rights plan);

    •
    stock options to purchase an aggregate of approximately 4,692,434 shares of our common stock;

    •
    no shares of preferred stock;

    •
    an aggregate of approximately $201,250,000 in stated liquidation amount of the trust preferred. Holders of the trust preferred have the right to convert their securities into an aggregate of 4,130,737 shares of our common stock, subject to adjustment; and

    •
    an aggregate of $100,000,000 principal amount of existing convertible debentures convertible into a maximum of 8,503,400 shares of our common stock.

Use of Proceeds

        The net proceeds to us from this offering will be approximately $66,811,500. We plan to use the net proceeds for general corporate purposes and to pay previously deferred interest on the trust preferred.

Plan of Distribution

        Lehman Brothers Inc., referred to as the placement agent, has entered into a placement agency agreement with us in which it has agreed to act as placement agent in connection with the offering. The placement agent is using its best efforts to introduce us to selected institutional investors who will purchase the shares. The placement agent has no obligation to buy any of the shares from us nor is the placement agent required to arrange the purchase or sale of any specific number or dollar amount of the shares.

        All investor funds will be deposited into an escrow account set up at JPMorgan Chase Bank for the benefit of the investors. JPMorgan Chase Bank, N.A., acting as escrow agent, will invest all funds it receives in a non-interest bearing account in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended. The escrow agent will not accept any investor funds until the date of this prospectus supplement. We will deposit the shares with The Depository Trust Company upon receiving notice from the placement agent. At the closing, The Depository Trust Company will credit the shares to the respective accounts of the investors.

        We have agreed to indemnify the placement agent against certain liabilities under the Securities Act of 1933, as amended. The placement agent has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offer.

        We have agreed to pay the placement agent a fee equal to 5.50% of the proceeds of this offering and to reimburse the placement agent for the reasonable out-of-pocket expenses that it incurs in connection with the offering. The following table shows the per share and total fees we will pay to the placement agent in connection with the sale of the shares offered to the investors pursuant to this prospectus supplement:

Per share fee for shares sold to public	$0.5555
Total	$3,888,500

        This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See "Where You Can Find More Information" on page 18 of the accompanying prospectus.

Disclosure Regarding Forward-Looking Statements

        This prospectus supplement contains or incorporates by reference forward-looking statements that are based on current expectations, estimates, forecasts and projections about the business and the industries in which we operate and our beliefs as well as assumptions, and information currently available to us. These forward-looking statements include statements that do not relate solely to historical or current facts and, in some cases, can be identified by the use of words such as "may," "will," "should," "intend," "plan," "predict," "potential," "believe," "expect," "estimate," "project," "continue" or "anticipate" or the negative of these terms or other comparable terminology. These forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are not guarantees of future performance and are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond our control, cannot be foreseen and reflect future business decisions that are subject to change. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. In evaluating these statements, you should specifically consider various factors including the factors listed under "Risk Factors," as well as elsewhere in this prospectus supplement and in other SEC filings. Many of these factors are beyond our control and our business, financial condition, results of operations and cash flows may be adversely affected by these factors.

        These factors are not exclusive. And although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and actual results, events or performance may differ materially. All of the forward-looking statements made or incorporated by reference in this prospectus supplement are qualified by these cautionary statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, changing circumstances or otherwise.

PROSPECTUS

$125,000,000

FLEETWOOD ENTERPRISES, INC.

Debt Securities
Preferred Stock
Common Stock
Warrants
Rights

        This prospectus provides a general description of our debt securities, preferred stock, common stock, warrants and rights that may be offered hereunder from time to time. Each time we sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms about the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

        The aggregate initial offering price of all securities sold by Fleetwood Enterprises, Inc. under this prospectus will not exceed $125,000,000.

        The common stock of Fleetwood Enterprises, Inc. is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "FLE".

        Investing in our securities involves a high degree of risk. See "Risk Factors" contained in the applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 13, 2005

        Unless otherwise indicated or the context otherwise requires, the terms "we," "us" and "our" refer to Fleetwood Enterprises, Inc., a Delaware corporation, and its predecessors and consolidated subsidiaries.

        We have not authorized anyone to give any information or to make any representation about us that is different from or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission, or SEC, pursuant to a "shelf" registration process. The aggregate offering price of all securities that we may sell under this prospectus will not exceed $125,000,000. Such amount may be sold from time to time in any combination of the securities listed below.

  •
  our debt securities;

  •
  our preferred stock;

  •
  our common stock;

  •
  warrants entitling holders to purchase our common stock, preferred stock or debt securities; and

  •
  rights entitling holders to purchase our common stock.

        We may sell these securities either separately or together in units. We may issue debt securities convertible into shares of our common or preferred stock. The preferred stock issued may also be convertible into shares of our common stock or another series of preferred stock.

        This prospectus provides a general description of the securities we may offer hereunder. Each time we sell securities hereunder, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information:

  •
  the type and amount of securities that we propose to sell;

  •
  the public offering price of the securities;

  •
  the names of the underwriters, agents or dealers, if any, through or to which the securities will be sold;

  •
  any compensation of those underwriters, agents or dealers;

  •
  information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

  •
  any risk factors applicable to the securities that we propose to sell;

  •
  any material United States federal income tax considerations applicable to the securities; and

  •
  any other material information about the offering and sale of the securities.

        In addition, the prospectus supplement may add, update or change the information contained in this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements that are based on current expectations, estimates, forecasts and projections about the business and the industries in which we operate and our beliefs as well as assumptions, and information currently available to us. These forward-looking statements include statements that do not relate solely to historical or current facts and, in some cases, can be identified by the use of words such as "may," "will," "should," "intend," "plan," "predict," "potential," "believe," "expect," "estimate," "project," "continue" or "anticipate" or the negative of these terms or other comparable terminology. These forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are not guarantees of future performance and are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond our control, cannot be foreseen and reflect future business decisions that are subject to change. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. In evaluating these statements, you should specifically consider various factors including the factors listed under "Risk Factors," as contained in the applicable prospectus supplement, as well as elsewhere in this prospectus, such prospectus supplement and in other SEC filings. These risk factors include, without limitation, the following items:

  •
  the cyclical nature of both the manufactured housing and recreational vehicle industries;

  •
  ongoing weakness in the manufactured housing market;

  •
  continued acceptance of our products;

  •
  the potential impact on demand for our products as a result of declining consumer confidence;

  •
  the effect of global tensions on consumer confidence;

  •
  expenses and uncertainties associated with the manufacturing and introduction of new products;

  •
  the future availability of manufactured housing retail financing as well as housing and recreational vehicle wholesale financing;

  •
  the price of gasoline as it might impact recreational vehicle sales;

  •
  availability and pricing of raw materials;

  •
  changes in retail inventory levels in the manufactured housing and recreational vehicle industries;

  •
  competitive pricing pressures;

  •
  the ability to attract and retain quality dealers, executive officers and other personnel;

  •
  the ability to successfully meet our ongoing obligations with respect to Section 404 of the Sarbanes-Oxley Act; and

  •
  the ability to obtain the financing we need in order to execute our business strategies.

        Many of these factors are beyond our control and our business, financial condition, results of operations and cash flows may be adversely affected by these factors.

        These factors are not exclusive. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and actual results, events or performance may differ materially. All of the forward-looking statements made or incorporated by reference in this prospectus are qualified by these cautionary statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, changing circumstances or otherwise.

THE COMPANY

        Throughout this prospectus, we use the term "fiscal," as it applies to a year, to represent the fiscal year ending on the last Sunday in April. When we refer to a specific fiscal year, the year reference is to the calendar years in which the fiscal year ends. For example, "fiscal 2005" represents the fiscal year that ended on April 24, 2005. Similarly, our fiscal quarters end on the last Sunday of each of the months of July, October, January and April.

        We are a leading producer of recreational vehicles and manufactured housing. In our fiscal year ended April 24, 2005, we generated total revenue of $2.4 billion.

        Our recreational vehicle products include motor homes, travel trailers and folding trailers. In calendar year 2004, we held a 17.9 percent share of the motor home market, an 11.7 percent share of the travel trailer market and a 38.2 percent share of the folding trailer market in the United States. For calendar year 2004, our folding trailer division was the leader in market share in that segment, while our motor home business was in second position and our travel trailer division was in third position. In our fiscal year ended April 24, 2005, our recreational vehicle business generated revenues of approximately $1.66 billion.

        In addition, we operate a manufactured housing manufacturing business. In calendar year 2004, we were the second largest producer of HUD (The U.S. Department of Housing and Urban Development)-Code homes in the United States in terms of units sold with a 17.6 percent share of the wholesale market. In our fiscal year ended April 24, 2005, our manufactured housing business generated revenues from continuing operations of $786 million.

        We also operated a manufactured housing retail business and a manufactured housing finance business. As of the end of our fiscal year 2005, we operated 135 retail sales locations in 21 states and were the third largest retailer of manufactured homes in the United States. However, we recently completed the sale of most of the assets of our retail business to Clayton Homes, Inc., and the sale of the retail loan portfolio of our finance business to Vanderbilt Mortgage and Finance, Inc., an affiliate of Clayton Homes, Inc.

        Our principal executive offices are located at 3125 Myers Street in Riverside, California 92503, and our telephone number is (909) 351-3500.

Recent Developments

        On August 5, 2005, we completed the sale of substantially all of the operating assets of our housing retail business to CMH Homes, Inc. and CMH of KY., Inc., two retail subsidiaries of Clayton Homes, Inc. (a subsidiary of Berkshire Hathaway Inc.), including inventory, real property, other fixed assets and prepaid rent at selected company-operated retail stores. The aggregate sale price was approximately $74 million, subject to certain adjustments, including a post-closing adjustment to reflect the actual amount of inventory on hand at the closing date. The sale was pursuant to an asset purchase agreement, dated as of July 7, 2005, by and among us, CMH Homes, Inc. and CMH of KY., Inc. The asset purchase agreement was attached as an exhibit to the Current Report on Form 8-K that we filed with the SEC on July 12, 2005.

        On July 29, 2005, we completed the sale of substantially all of our manufacturing housing loan portfolio to Vanderbilt Mortgage and Finance, Inc., an affiliate of Clayton Homes, Inc. The aggregate sale price was approximately $74.7 million. The sale was pursuant to a purchase and sale agreement, dated as of July 29, 2005, by and between us and Vanderbilt. The purchase and sale agreement further provides that Vanderbilt will purchase up to an additional $10 million in principal amount of loans originated by our finance business subsidiary during the 60 day period following the closing on July 29, 2005, on substantially similar terms. The purchase and sale agreement contains customary covenants, representations, warranties and indemnification provisions.

        We recorded impairment charges of $51.1 million in the fourth quarter of our fiscal 2005 related to the sale of the assets of our retail and financial services businesses as described above. We expect to incur additional charges, including severence costs, one-time employee termination expenses, as well as contract termination costs, in the range of $5 million to $7 million throughout our fiscal year 2006, with the majority occurring in the first and second quarters of our fiscal 2006. We expect the combination of the asset impairment charges taken in the fourth quarter of fiscal 2005, and the costs related to the disposal that will occur in the first and second quarters of our fiscal 2006, will be in the range of $56 million to $58 million, of which only about $3 million to $5 million will represent cash expenditures. These costs, as well as the ongoing financial results for our retail and financial services businesses, were accounted for as discontinued operations effective as of the fourth quarter of fiscal 2005.

USE OF PROCEEDS

        Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds that we receive from the sale of the securities offered by this prospectus for general corporate purposes including, among other things, the payment of deferred interest on the outstanding 6% convertible trust preferred securities due 2028 of Fleetwood Capital Trust and the possible repurchase or redemption of a portion of those securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

	For the Fiscal Year Ended April(1)
	2005		2004	2003		2002		2001
Ratio of Earnings to Fixed Charges	—	(2)	1.7	—	(2)	—	(2)	—	(2)

(1)
We use a fiscal year ending on the last Sunday of April in each year.

(2)
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges, and these ratios are unaudited for all periods presented. For purposes of computing these ratios, earnings represent income (loss) from continuing operations before income taxes and cumulative effect of accounting change and fixed charges. Fixed charges include all interest expense, the portion of rental expense considered to be a reasonable estimate of the interest factor, distributions on our existing convertible trust preferred securities and fixed charges of $11.1 million, $8.9 million, $9.4 million, $13.5 million, and $20.5 million, that relate to discontinued operations in fiscal years 2005, 2004, 2003, 2002 and 2001.

        Our ratios of earnings to fixed charges for the fiscal years 2005, 2003, 2002 and 2001 were not meaningful since earnings were inadequate to cover fixed charges by $71.2 million, $12.4 million, $56.7 million and $248.4 million, respectively.

DESCRIPTION OF SECURITIES

        The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

CAPITAL STOCK

        Our authorized capital stock consists of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $1.00 per share.

        At September 1, 2005, we had outstanding:

  •
  56,472,050 shares of common stock (as well as the same number of "rights" to purchase junior participating preferred shares under the terms of our rights plan discussed below);

  •
  exercisable stock options to purchase an aggregate of approximately 4,830,852 shares of our common stock;

  •
  no shares of preferred stock;

  •
  an aggregate of approximately $201,250,000 in stated liquidation amount of the Trust Preferred. Holders of these preferred securities have the right to convert their securities into an aggregate of 4,130,737 shares of our common stock, subject to adjustment; and

  •
  an aggregate of $100,000,000 principal amount of existing convertible debentures convertible into a maximum of 8,503,400 shares of our common stock.

Common Stock

        Subject to the rights of holders of our preferred securities that may be issued in the future, our common stockholders are entitled to receive dividends if and when they are declared by our board of directors from legally available funds and, in the event of liquidation, to receive pro rata all assets remaining after payment of all obligations. Each holder of our common stock is entitled to one vote for each share held and to cumulate its votes for the election of directors. Our stockholders do not have preemptive rights.

        Computershare is the transfer agent and registrar for our common stock.

Preferred Stock

        As of the date of this prospectus, no shares of our preferred stock are outstanding. The authorized shares of our preferred stock are issuable, without further stockholder approval, in one or more series as determined by our board of directors. Our board of directors also determines the voting rights, designations, powers, preferences, and the relative participating, optional or other rights of each series of our preferred stock, as well as any qualifications, limitations or restrictions. We will distribute a prospectus supplement with regard to each particular issue or series of preferred stock we offer under this prospectus. Each such prospectus supplement will describe, as to the series of preferred stock to which it relates:

  •
  the title of the series of preferred stock;

  •
  any limit upon the number of shares of the series of preferred stock which may be issued;

  •
  the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

  •
  the date or dates on which we will be required or permitted to redeem the preferred stock;

  •
  the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

  •
  the voting rights, if any, of the holders of the preferred stock;

  •
  any listing of the preferred stock on any securities exchange;

  •
  the dividends, if any, which will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

  •
  the rights, if any, of holders of preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

  •
  any provisions by which we will be required or permitted to make any payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock; and

  •
  any material United States federal income tax considerations applicable to the preferred stock; and

  •
  any other material terms of the preferred stock.

Effect of New Issuance

        If our board were to issue a new series of common stock or preferred stock, the issuance of such shares could:

  •
  decrease the amount of earnings and assets available for distribution to existing common stockholders;

  •
  make removal of the present management more difficult;

  •
  result in restrictions upon the payment of dividends and other distributions to existing common stockholders;

  •
  delay or prevent a change in control of our company; and

  •
  limit the price that investors are willing to pay in the future for our existing common stock.

Stockholder Rights Plan

        On September 15, 1998, our board of directors declared a dividend distribution on each then outstanding share of our common stock of one right to acquire one one-thousandth of a share of our series A junior participating preferred stock at an exercise price of $160.00, subject to adjustment. These rights are also issued with any shares of our common stock that are issued after the initial dividend distribution and before the occurrence of specified events.

        The rights may only be exercised:

  •
  10 days after public announcement that a person or group of affiliated persons has acquired or obtained the right to acquire beneficial ownership of 15% or more (17 1/2% in the case of a passive institutional investor) of our outstanding common stock without the prior approval of our board of directors (such person or group being defined as an "acquiring person"); or

  •
  10 business days after commencement of a tender offer or exchange offer that would result in a person or group of affiliated persons beneficially owning 15% or more of our common stock.

        If a party acquires 15% or more (17 1/2% in the case of a passive institutional investor) of our outstanding common stock in accordance with certain defined terms or our board of directors determines that any person has become an acquiring person, each right will entitle its holder to purchase, at the right's then current exercise price, a number of shares of our common stock having a market value of twice the right's then current exercise price.

        The rights do not have voting or dividend rights and expire on September 15, 2008, if not redeemed, exchanged or tendered prior to this date. The rights may be redeemed in whole, but not in part, by us at a price of $0.002 per right at any time prior to the earlier of:

  •
  the expiration of the rights;

  •
  10 days following a person or group's acquisition of 15% or more (17 1/2% in the case of a passive institutional investor) of our outstanding common stock; or

  •
  10 days following our board of directors' determination of a person to be an acquiring person.

        If we are acquired, under certain circumstances each right entitles the holder to purchase, at the right's then current exercise price, a number of the acquiring company's common shares having a market value of twice the right's then current exercise price.

        Unless and until the rights become exercisable, the rights trade only with our shares of common stock and are represented by the stock certificates representing our common stock. If the rights become exercisable, separate certificates representing the rights will be delivered to the holders of our common stock at that time, and the rights will then trade separately from our shares of common stock.

Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of Our Certificate of Incorporation

        In addition to our stockholder rights plan, provisions of Delaware law and our restated certificate of incorporation and bylaws may make more difficult the acquisition of the company by tender offer, a proxy contest or otherwise or the removal of our officers and directors. For example:

  •
  Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation's voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation's voting stock within three years before the business combination.

  •
  Our restated certificate of incorporation provides for a classified board of directors, approximately one-third of which is elected annually for a three-year term. Our restated certificate of incorporation also requires a vote of holders of at least 80% of our voting stock to adopt or modify our bylaws, or to approve a merger, a sale of all or substantially all of our assets or certain other transactions between us and any other corporation holding directly or indirectly more than 5% of our voting stock, unless the merger, sale or other transaction was approved by our board of directors prior to the other corporation's acquisition of more than 5% of our voting stock. The above provisions cannot be changed unless the change is approved by the affirmative vote of at least 80% of our voting stock; and

  •
  Our restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders. Special meetings of stockholders may be called only by our board of directors or by a committee thereof which has been duly provided the power and authority to call such meetings.

  •
  Our bylaws provide time limitations for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholders' meetings.

        Copies of our certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the Securities and Exchange Commission as described under the heading "Where You Can Find More Information" at page 18.

DEBT SECURITIES

        We may issue senior, senior subordinated or subordinated debt securities. Senior debt securities will be issued under a senior debt securities indenture, senior subordinated debt securities under a senior subordinated debt indenture and subordinated debt securities under a subordinated debt indenture. We have filed forms of a senior debt securities indenture, a senior subordinated debt indenture and a subordinated debt indenture, as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. The debt securities will be issued under indentures substantially in such forms filed with the registration statement, to be entered into with a trustee chosen by us. Such senior debt securities indenture, senior subordinated debt indenture and subordinated debt indenture are collectively referred to in this description as the "indentures." References to an "indenture" below are references to the senior debt securities indenture, the senior subordinated debt indenture or the subordinated debt indenture, as applicable, under which a particular debt security is issued. The indentures are governed by the Trust Indenture Act. The indentures may be amended or supplemented from time to time. We will file any new indentures (which will be consistent with the forms filed) and any supplements or amendments to the indentures by amendment to this registration statement or pursuant to current reports on Form 8-K to be incorporated into this registration statement by reference. You may inspect the indentures and all amendments and supplements thereto at the office of the trustee, or as described under the heading "Where You Can Find More Information" at page 18. The prospectus supplement for each series of debt securities will state the name of the trustee for such series.

        The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures and any supplements thereto. We urge you to read the indentures and any supplements thereto.

Terms of the Debt Securities

        Our debt securities will be secured or unsecured obligations. We may issue them in one or more series. The indenture does not limit the aggregate amount of debt securities that may be issued under it. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. The prospectus supplement for each series of debt securities will describe:

  •
  the title of the debt securities, and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

  •
  the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the series of debt securities;

  •
  the date or dates on which principal of the debt securities will be payable;

  •
  the rate or rates at which the debt securities will bear any interest, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

  •
  the place or places where principal, and any premium and interest, on the debt securities will be payable and where the debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

  •
  any provisions regarding our right to redeem or purchase the debt securities or the right of holders to require us to redeem or purchase the debt securities;

  •
  any provisions requiring or permitting us to make payments to a sinking fund to be used to purchase or redeem the debt securities;

  •
  any restrictions upon our ability to incur additional debt;

  •
  the denominations in which the debt securities are issuable;

  •
  the currency or currencies in which principal and interest will be payable, if other than United States dollars;

  •
  any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture;

  •
  whether and upon what terms the debt securities may be defeased if different from the provisions set forth in the indenture;

  •
  the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

  •
  the nature and terms of the security for any secured debt securities;

  •
  the specific terms and conditions, if any, upon which the debt securities may be subordinated to our other indebtedness;

  •
  the amount of our then outstanding debt, both secured and unsecured, that will rank senior to the debt securities, rank equal to the debt securities, and be subordinated to the debt securities;

  •
  any right of holders of the debt securities to convert them into our equity securities or equity securities of our subsidiaries or affiliates, and the terms of any such conversion; and

  •
  any other material terms of the debt securities, which may be in addition to or different from the terms set forth in the indenture and this prospectus.

Events of Default and Remedies

        An event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

  •
  our default in payment when due, either at maturity, upon any redemption, by declaration or otherwise, of the principal of or any premium on any of the debt securities of that series;

  •
  our default for 30 days in payment of any installment of interest on any debt security of that series, provided that if we extend an interest payment period or otherwise defer the payment of interest under the terms of the debt securities, the extension will not be a failure to pay interest;

  •
  default by us in the observance or performance of certain covenants in the indenture or applicable supplemental indenture relating to that series and, with respect to certain of those covenants, we have not cured such default after 60 days' notice;

  •
  certain events involving our bankruptcy, insolvency or reorganization; and

  •
  any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.

        The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee considers it in the interest of the holders of the series of debt securities to do so.

        If certain events involving bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of our debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all the debt securities of that series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.

        The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture or supplemental indenture.

Defeasance

        We may terminate all our obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, at any time by:

  •
  depositing in trust with the trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

  •
  complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

        In addition, if there is a change in applicable tax law or we receive an appropriate Internal Revenue Service letter ruling, we may terminate all of our obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay any interest on and the principal of the debt securities of that series and certain other obligations, at any time by:

  •
  depositing in trust with the trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

  •
  complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the indenture.

Transfer and Exchange

        A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

        Without the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  evidence the assumption by a successor corporation of our obligations under the indenture and any series of debt securities;

  •
  provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

  •
  create any series of unissued debt securities and establish its terms (or to provide for the issuance of additional debt securities of any series to the extent provided, in accordance with the provisions set forth in an authorizing resolution or supplemental indenture pertaining to any series);

  •
  provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the rights of any holder of debt securities;

  •
  evidence and provide for the acceptance of an appointment of a successor trustee;

  •
  add guarantees or collateral security with respect to the debt securities; and

  •
  comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

        With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

        Without the consent of each holder affected, we and the trustee may not:

  •
  reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the rate of or change the time for payment of interest, included defaulted interest, on any debt security;

  •
  reduce the principal of or change the fixed maturity of any debt security or alter any provision with respect to redemptions or mandatory offers to repurchase debt securities;

  •
  modify the ranking or priority of the debt securities of any series;

  •
  modify certain provisions of the indenture relating to waivers that require the consent of holders;

  •
  modify the rights of holders to receive payment of principal and interest with respect to any debt security or to bring suit to enforce such payment;

  •
  modify the provisions requiring the consent of holders to amend the indenture;

  •
  waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

  •
  make any debt security payable at a place or in money other than that stated in the debt security.

        The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Book-Entry, Delivery and Form

        Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in book-entry form and will be represented by one or more notes in registered global form. The global notes will be deposited with the trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

        Under the terms of the indenture, we and the trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore, so long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole holder of outstanding notes under the indenture. We or the trustee may give effect to any written certification, proxy or other authorization furnished by DTC or its nominee.

        A global note may not be transferred except as a whole by DTC, its successors or their respective nominees. Interests of beneficial owners in the global note may be transferred or exchanged for definitive securities in accordance with the rules and procedures of DTC. In addition, a global note may be exchangeable for notes in definitive form if:

  •
  DTC notifies us that it is unwilling or unable to continue as a depositary and we do not appoint a successor within 90 days;

  •
  we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture; or

  •
  an event of default has occurred and is continuing and the registrar has received a request from DTC to issue notes in definitive form.

        In each instance, upon surrender by DTC or its nominee of the global note, notes in definitive form will be issued to each person that DTC or its nominee identifies as being the beneficial owner of the related notes.

        Under the indenture, the holder of any global note may grant proxies and otherwise authorize any person, including its participants and persons who may hold interests through DTC participants, to take any action which a holder is entitled to take under the indenture.

Concerning the Trustee

        In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, including proceeding to enforce a lien in an event of default, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The laws of the State of New York will govern the indenture and the debt securities.

WARRANTS

        We may issue warrants for the purchase of our debt securities, preferred stock, common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each particular issue or series of warrants we offer under this prospectus. Each such prospectus supplement will describe, as to the series of warrants to which it relates:

  •
  the title of the warrants;

  •
  the aggregate number of warrants to be issued and currently outstanding, if any;

  •
  the price or prices at which the warrants will be issued;

  •
  the number or principal amount of securities purchasable upon exercise of the warrants and the exercise price of each warrant;

  •
  the procedures and conditions relating to the exercise of the warrants including:

  •
  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

  •
  the maximum or minimum number of the warrants which may be exercised at any time; and

  •
  any limitations relating to the exchange and exercise of such warrants;

  •
  in the case of warrants to purchase our preferred or common stock, any provisions for adjustment of the number or amount of shares of our preferred or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

  •
  in the case of warrants to purchase preferred stock, the designation, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants;

  •
  if applicable, the number of warrants issued with each share of our preferred or common stock or debt securities, and the date on and after which the warrants and the related securities will be separately transferable;

  •
  whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

  •
  call provisions of the warrants, if any;

  •
  if applicable, a discussion of any material federal income tax considerations; and

  •
  any other material terms of such warrants.

Exercise of Warrants

        Each warrant will entitle the holder of the warrant to purchase the securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

        Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

  •
  in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants for the purchase of preferred or common stock, the right to vote or to receive any payments of dividends on the preferred or common stock purchasable upon exercise.

        Certificates for warrants to purchase securities will be exchangeable for new warrant certificates of different denominations.

RIGHTS

        We may issue rights to our stockholders for the purchase of shares of our common stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. We will distribute a prospectus supplement with regard to each issue or series of rights. Each such prospectus supplement will describe:

  •
  the title of the rights;

  •
  the aggregate number of rights to be issued and currently outstanding, if any;

  •
  the price or prices at which the rights will be issued;

  •
  the number of shares of common stock purchasable upon exercise of the rights and the exercise price of each right;

  •
  the procedures and conditions relating to the exercise of the rights including:

  •
  the date on which the right to exercise the rights will commence and the date on which the right will expire;

  •
  the maximum or minimum number of the rights which may be exercised at any time; and

  •
  any limitations relating to the exchange and exercise of such rights;

  •
  any provisions for adjustment of the number or amount of shares of our common stock receivable upon exercise of the rights or the exercise price of the rights;

  •
  if applicable, the number of rights issued with each share of our common stock, and the date on and after which the rights and the related shares of common stock will be separately transferable;

  •
  whether the rights represented by the rights certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

  •
  call provisions of the rights, if any;

  •
  if applicable, a discussion of any material federal income tax considerations; and

  •
  any other material terms of such rights.

Exercise of Rights

        Each right will entitle the holder of the right to purchase shares of our common stock, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights. Rights may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised rights will become void.

        Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of our common stock purchased upon such exercise. If less than all of the rights represented by a rights certificate are exercised, a new rights certificate will be issued for the remaining rights.

        Prior to the exercise of any rights, holders of the rights will not have any of the rights of holders of the shares of our common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

        Certificates for rights to purchase shares of our common stock will be exchangeable for new rights certificates of different denominations.

PLAN OF DISTRIBUTION

        The securities which may be offered pursuant to this prospectus and any prospectus supplement may be offered by us to one or more underwriters for public offering and sale by them or to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the applicable prospectus supplement. Sales of such securities may be effected by us from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange or other securities exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the securities, through short sales of the securities, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers.

        Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may offer and sell the securities in exchange for one or more of our outstanding debt securities or other securities.

        In connection with the sale of the securities, underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from us and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

        Direct sales of securities may be made on a national securities exchange or otherwise.

        Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities.

        Certain of the underwriters, dealers, agents and remarketing firms described below and their associates may engage in transactions with, and perform services for, us in the ordinary course of business.

        Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resales of the securities. To the extent required, the prospectus supplement will describe the terms of such sales, include the terms of any bidding or auction process, if used.

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers to purchase securities from us pursuant to contracts providing for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. This registration statement, including the exhibits and schedules, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the registration statement, including any applicable prospectus supplement, for further information about us and these securities.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at

http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549, and obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are "incorporating by reference" into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information "furnished" pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K), after the date of this prospectus and until the sale of all securities registered hereunder or termination of the registration statement:

  •
  our annual report on Form 10-K for the year ended April 24, 2005, filed on July 7, 2005;

  •
  our current reports on Form 8-K filed on August 10, 2005, August 4, 2005, July 28, 2005, July 21, 2005, July 13, 2005, July 12, 2005, July 8, 2005, July 7, 2005, May 19, 2005 and April 29, 2005.

        Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes a statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or telephoning us at the following address or telephone number:

Investor Relations Department
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503
(951) 351-3500

        Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

EXPERTS

        The consolidated financial statements of Fleetwood Enterprises, Inc. appearing in Fleetwood Enterprises, Inc.'s Annual Report (Form 10-K) for the year ended April 24, 2005 (including the schedule appearing therein), and Fleetwood Enterprises, Inc. management's assessment of the effectiveness of internal control over financial reporting as of April 24, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        Leonard J. McGill, our Senior Vice President and General Counsel, has issued an opinion with respect to the validity of the securities being offered by this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the accompanying prospectus supplement relating to that offering.

7,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 13, 2005)

LEHMAN BROTHERS

QuickLinks

TABLE OF CONTENTS
General
Risk Factors
Market for Our Common Stock
Use of Proceeds
Plan of Distribution
Disclosure Regarding Forward-Looking Statements
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF SECURITIES
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
EXPERTS
LEGAL MATTERS